Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO INC. ANNOUNCES ACCRUAL OF CONTINGENT INTEREST ON 4.125%
SUBORDINATED CONVERTIBLE DEBENTURES
NASHVILLE, Tenn. June 16, 2008 — Genesco Inc. (NYSE: GCO) announced today that for the six-month period beginning June 15, 2008, it will pay contingent interest on its 4.125% Subordinated Convertible Debentures due 2023 determined in the manner provided in the indenture under which they were issued, at a rate of 0.25% of the average Trading Price (as defined in the indenture) of $1,000 principal amount of the debentures. The indenture requires payment of contingent interest for the six-month period because the average Trading Price of the debentures for the five trading days ended June 13, 2008 exceeded 120% of the principal amount of the debentures. The contingent interest payment for the six-month period will equal $1.6611 per $1,000 principal amount of debentures in addition to regular interest on the debentures.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,175 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters, Cap Connection and Lids Kids, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.Dockersshoes.com, www.lids.com and www.lidskids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

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